Exhibit 99.1

CONTACT:	Rick Howe Senior Director, Corporate Communications 858.207.5859 richard.howe@biomedrealty.com

BLACKSTONE COMPLETES ACQUISITION OF BIOMED REALTY TRUST

SAN DIEGO, Calif. – January 27, 2016 – BioMed Realty Trust, Inc. (NYSE: BMR) (the “Company”) announced today the completion of its previously announced acquisition by affiliates of Blackstone Real Estate Partners VIII L.P. The total transaction value is approximately $8 billion.

Pursuant to the transaction, holders of shares of common stock of BioMed Realty will be entitled to receive $23.8239 in cash, without interest, in exchange for each share of common stock they own, which represents a price of $23.75 per share, plus a per diem amount of approximately $0.003 per share for each day from January 1, 2016 until (but not including) the closing date of January 27, 2016. As a result of the transaction, the Company’s common stock will cease trading on the New York Stock Exchange, effective January 28, 2016.

In connection with the transaction, BioMed Realty, L.P., the Company’s operating partnership (the “Partnership”), today provided a notice of redemption in respect of all of its outstanding 3.85% Senior Notes due 2016 (the “2016 Notes”), 2.625% Senior Notes due 2019 (the “2019 Notes”), 6.125% Senior Notes due 2020 (the “2020 Notes”) and 4.25% Senior Notes Due 2022 (the “2022 Notes” and collectively with the 2016 Notes, the 2019 Notes and the 2020 Notes, the “Senior Notes”). The 2019 Notes will be redeemed on February 11, 2016, the 2020 Notes and the 2022 Notes will be redeemed on February 26, 2016, and the 2016 Notes will be redeemed on March 16, 2016, in each case in accordance with their applicable indenture (each, an “Indenture”). In connection with the redemption of the Senior Notes, the Partnership has irrevocably deposited with U.S. Bank National Association, the trustee under each Indenture, cash in an amount sufficient to pay the redemption price payable in respect of all outstanding Senior Notes (including accrued and unpaid interest on the applicable Senior Notes to, but excluding, the applicable redemption date), and all other sums payable by the Partnership under the applicable Indenture.

Morgan Stanley & Co. LLC acted as lead financial advisor to BioMed Realty, with Raymond James & Associates, Inc. also acting as a financial advisor in connection with this transaction. Latham & Watkins LLP acted as BioMed Realty’s legal advisor. Eastdil Secured Group of Wells Fargo Securities LLC, Citigroup Global Markets Inc., JP Morgan Securities LLC, Bank of America Merrill Lynch and Goldman Sachs acted as Blackstone’s financial advisors in connection with the transaction. Simpson Thacher & Bartlett LLP acted as legal advisor to Blackstone.

About BioMed Realty

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 18.9 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

About Blackstone

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $92 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America. Major holdings include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics), SCP (Chinese shopping malls), and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust.

Contacts:

BioMed Realty

Rick Howe

Senior Director, Corporate Communications

(858) 207-5859

richard.howe@biomedrealty.com

Blackstone

Public Affairs

New York

(212) 583-5263